George Putnam Balanced Fund, July 31, 2016 annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  5,561
Class B	     47
Class C	   	85
Class M	    242

72DD2 (000s omitted)

Class R	     3
Class R5	   491
Class R6	   183
Class Y	   687

73A1

Class A	0.097
Class B	0.034
Class C   0.038
Class M	0.056

73A2

Class R	0.064
Class R5	0.119
Class R6	0.128
Class Y	0.118

74U1	(000s omitted)

Class A   56,421
Class B	 1,325
Class C	 2,493
Class M	 4,164

74U2	(000s omitted)

Class R	    24
Class R5	 4,142
Class R6	 2,281
Class Y	 5,159

74V1

Class A	15.91
Class B	15.73
Class C	15.79
Class M	15.69

74V2

Class R	15.86
Class R5	15.97
Class R6	15.97
Class Y	15.96

Item 61 Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.